Exhibit 99

July 31, 2008

For release:	Immediately
Contact:	John Maserjian (845) 471-8323

Central Hudson Seeks Permission to Raise Delivery Rates,

Offer Energy Efficiency Programs

-- Changes, if Approved, Would Take Effect Next Summer --

(Albany, NY) Central Hudson Gas & Electric Corporation filed a petition with the New York State Public Service Commission today to increase delivery rates for electricity and natural gas, offer energy efficiency programs to help customers in its eight-county Mid-Hudson Valley service territory better manage their energy use, and implement a revenue decoupling mechanism.

The delivery rate increases, if approved as proposed, would raise typical residential electric bills by about 3.5 percent based on current market supply costs for electricity, or an increase in the delivery portion of their bill of approximately $3.50 per month; an average residential natural gas heating customer would see about an 8 percent increase in total bills based on current market supply costs for natural gas, or an increase in the delivery portion of their bill of about $14.70 per month when averaged over 12 months. These changes are proposed to take place next summer, after an 11-month regulatory process that will include public hearings and other opportunities for interested parties to submit comments regarding the proposal.

“We have had tough choices to make about how to adequately fulfill our obligations to our customers and investors during these times of rising prices. Considering the shortfalls in previously authorized revenues, we’ve reached a point where we must raise our rates in order to recover the costs of providing the level and quality of service that our customers expect and require,” said Michael L. Mosher, Vice President of Regulatory Affairs.

“This request comes from a need to safely and reliably operate our critical energy systems. As neighbors, we know times are tough for everyone, and we’re minimizing our request as much as possible. Central Hudson is controlling costs by continuously improving productivity and working more efficiently – we are a lean company and extremely cost conscious, and we took this step only because it was necessary,” said Mosher.

“We are seeking an increase in our delivery rates for many reasons, including increased expenses for items such as trimming trees, providing fleet fuel and paying taxes, as well as continuing investments in the electric and natural gas delivery systems to improve the reliability of our service and to meet the energy needs of the Hudson Valley. And, as every home owner can appreciate, the costs for many of the goods and services used to maintain our operations have increased substantially,” said Mosher.

“We are also proposing energy efficiency programs, as our customers have told us that they look to Central Hudson for help in managing their energy use, particularly during these times of higher energy costs,” said Mosher. In addition, the filing includes a revenue decoupling mechanism, which the Public Service Commission directed utilities to propose and which would break the link between sales and revenues, encouraging Central Hudson to fully support customers’ steps to become more energy efficient.

“We understand how rising energy costs can affect our customers, and seized every available opportunity to reduce costs,” said Mosher. “For example, we worked closely with our employees to reduce the costs of pension and other post employment benefit plans, with an expected savings of nearly $75 million over the next five years. Also, productivity at Central Hudson continues to improve, as we are serving 6 percent more customers today with fewer employees than we did in 2002.”

The filing made in Albany today applies only to delivery rates; the cost of energy supply is based upon the competitive marketplace as a result of New York State’s deregulation of the electric and natural gas industries. Mosher said that Central Hudson’s rates, even with the proposed changes, are projected to remain among the lowest in New York state for electricity and near the statewide average for natural gas.

The filing and additional information regarding this proposal can be found at the utility’s Web site at www.CentralHudson.com/EnergyAnswers.

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